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                                  Exhibit 23.5

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Capital Subscribers
Mannesmann Mobilfunk GmbH:

We consent to incorporation by reference in the registration statement on Form S-3 of AirTouch Communications, Inc., ATI Financing I, and ATI Financing II of our report, dated February 27, 1995, relating to the balance sheets of Mannesmann Mobilfunk GmbH as of December 31, 1994 and 1993, and the related statements of income, capital subscribers' equity, and cash flows for the years ended December 31, 1994, 1993, 1992, which appears in the December 31, 1994 annual report on Form 10-K of AirTouch Communications, Inc.


Dusseldorf, Germany, November 17, 1995

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtsshaftsprufungsgesellschaft


/s/ Scheffler                                           /s/ Maas
    Wirtschaftsprufer                                       Wirtschaftsprufer